Exhibit 99.1

KIRBY CORPORATION	Contact: Kurt Niemietz
713-435-1077

FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2023 FIRST QUARTER RESULTS

•
First quarter 2023 earnings per share of $0.68
•
Included in the results are two offsetting one-time events. One-time costs related to strategic review and shareholder engagement activities of $0.04 per share which were offset by interest on our delayed IRS refund included in Other income of $0.04 per share.
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Inland marine experienced strong market conditions with utilization in the low to mid-90% range and sequential increases in spot market prices
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Marine transportation was impacted by poor navigation conditions with a 31% increase in delay days year-over-year
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Strong oil and gas demand boosted distribution and services results sequentially despite continued supply chain constraints
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Quarterly earnings expected to improve as the year progresses

HOUSTON, April 27, 2023 – Kirby Corporation (“Kirby”) (NYSE: KEX) today announced net earnings attributable to Kirby for the first quarter ended March 31, 2023 of $40.7 million or $0.68 per share, compared with earnings of $17.4 million, or $0.29 per share for the 2022 first quarter. Consolidated revenues for the 2023 first quarter were $750.4 million compared with $610.8 million reported for the 2022 first quarter.

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “We are off to a solid start in 2023. Both of our segments performed well during the quarter, delivering improved revenue and operating income and our team executed well despite weather related delays in the marine transportation segment and continuing supply chain disruptions in distribution and services. We continue to see 2023 progressing well, and we expect meaningful quarterly earnings progression for the remainder of the year.

“In inland marine transportation, throughout the quarter, our operations were challenged by high winds and heavy fog along the Gulf Coast, and lock delays on the Illinois and Mississippi rivers. Overall, delay days increased 31% compared to the first quarter of 2022 and 33% compared to the 2022 fourth quarter. From a demand standpoint, customer activity was strong in the quarter with barge utilization rates running in the low to mid-90’s throughout the quarter. Spot market prices were up in the low to mid-single digits sequentially and in the 25% range year-over-year. Term contract prices also renewed up higher with low double digit increases versus a year ago. Overall, first quarter inland revenues increased 22% year-over-year and margins were in the low teens range.

“In coastal, market fundamentals continued to slowly improve with our barge utilization levels running in the mid to high-90% range. During the quarter, we saw solid customer demand and limited availability of large capacity vessels which resulted in low double-digit price increases on term contract renewals and low 20% increases on new spot deals. Our results were impacted by planned shipyard maintenance on several large vessels. Additionally, our operations on the Gulf Coast were hindered by the extensive fog throughout the quarter. Overall, first quarter coastal revenues decreased slightly year-over-year and operating margins were negative in the low single digits.

“In distribution and services, demand remained strong across our markets with continued new orders and high levels of backlog. In manufacturing, revenues were up sequentially and year-over-year driven by healthy demand for our environmentally friendly pressure pumping equipment and power generation equipment for e-frac. In our commercial and industrial market, overall demand remained solid across our different businesses, with growth coming from the marine repair, power generation, and on-highway sectors.” Mr. Grzebinski concluded.

Segment Results – Marine Transportation

Marine transportation revenues for the 2023 first quarter were $412.5 million compared with $355.5 million for the 2022 first quarter. Operating income for the 2023 first quarter was $43.0 million compared with $16.9 million for the 2022 first quarter. Segment operating margin for the 2022 first quarter was 10.4% compared with 4.8% for the 2022 first quarter.

In the inland market, average 2023 first quarter barge utilization was in the low to mid-90% range compared to the mid-80% range in the 2022 first quarter. Throughout the quarter, operating conditions on the inland waterways were affected by poor winter weather conditions, including significant wind and fog along the Gulf Coast, and lock delays on the Illinois and Mississippi rivers, all of which contributed to a 31% year-on-year increase in delay days. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and approximately 25% compared to the 2022 first quarter. Term contracts that renewed in the first quarter increased in the low double digits on average compared to a year ago. Revenues in the inland market increased 22% compared to the 2022 first quarter primarily due to increased volumes, barge utilization, pricing, and fuel rebills. The inland market represented 82% of segment revenues in the first quarter of 2023. Inland’s operating margin was in the low teens for the quarter and was significantly impacted by challenges associated with the poor navigational conditions during the quarter.

In coastal, market conditions improved modestly during the quarter, with Kirby’s barge utilization in the mid to high-90% range. During the quarter, average spot market rates increased in the low to mid-single digits sequentially and in the low 20% range compared to the 2022 first quarter. Term contracts that renewed in the first quarter also increased in the low double digits on average compared to a year ago. Despite these improvements, revenues in the coastal market decreased modestly when compared to the 2022 first quarter primarily due to downtime associated with planned shipyard maintenance days. Coastal represented 18% of marine transportation segment revenues during the first quarter. Coastal operating margin was negative in the low to mid-single digits and was impacted by lost revenue and costs incurred as a result of planned shipyards.

Segment Results – Distribution and Services

Distribution and services revenues for the 2023 first quarter were $337.9 million compared with $255.2 million for the 2022 first quarter. Operating income for the 2023 first quarter was $22.8 million compared with $11.0 million for the 2022 first quarter. Operating margin was 6.7% for the 2023 first quarter compared with 4.3% for the 2022 first quarter.

In the commercial and industrial market, revenues and operating income increased compared to the 2022 first quarter, primarily due to strong economic activity across the U.S. which resulted in higher business levels in marine repair and on-highway. Increased product sales in Thermo King also contributed favorably to year-on-year growth. Overall, commercial and industrial revenues represented approximately 56% of segment revenues. Commercial and industrial operating margins were in the high single digits.

In the oil and gas market, revenues and operating income improved compared to the 2022 first quarter due to higher oilfield activity which resulted in increased demand for new transmissions and parts in the distribution business. Although manufacturing was heavily impacted by supply chain delays, the business continued to experience increased year-over-year demand with incremental orders and deliveries of new environmentally-friendly pressure pumping equipment and power generation equipment for electric fracturing. Overall, oil and gas revenues increased 38% compared to the 2022 first quarter and represented approximately 44% of segment revenues. Oil and gas operating margins were in the mid-single digits.

Cash Generation

For the 2023 first quarter, EBITDA was $119.1 million compared with $83.8 million for the 2022 first quarter. During the quarter, net cash provided by operating activities was $16.5 million, and capital expenditures were $73.2 million. During the quarter, the Company had net proceeds from asset sales totaling $8.0 million. Kirby also used $3.2 million to repurchase stock at an average price of $67.97. As of March 31, 2023, the Company had $26.7 million of cash and cash equivalents on the balance sheet and $419.0 million of liquidity available. Total debt was $1,079.6 million and the debt-to-capitalization ratio improved to 25.9%.

2023 Outlook

Commenting on the 2023 full year outlook, Mr. Grzebinski said, “Although first quarter results were materially challenged by bad weather in marine transportation, we exited the quarter in a solid position and we anticipate improved results in marine as we progress through the remainder of 2023. In distribution and services, despite supply chain constraints, demand for our products and services is growing, and we continue to receive new orders in manufacturing. Overall, we expect our businesses to deliver improved financial results in the coming quarters. While all of this is encouraging, we are mindful of challenges related to an economic slowdown and associated headwinds from higher interest rates. With these uncertainties in mind, we will continue to focus on costs and drive strong cash flow from operations. As we look long-term, we are confident in the strength of our core businesses and our long-term strategy. We intend to continue capitalizing on strong market fundamentals and driving shareholder value creation.”

In inland marine, favorable market conditions have contributed to Kirby’s strong barge utilization. This strength is expected to continue going forward with continued growth in customer demand, steady volumes from refinery and petrochemical plants, and modest net new barge construction in the industry. As a result, the Company expects further improvements in the spot market, which currently represents approximately 45% of inland revenues. Term contracts are also expected to continue to reset higher to reflect improved market conditions for the duration of the year. Overall, inland revenues are expected to grow by low double digits on a full year basis. Barring further cost inflation and rising fuel costs, the Company expects operating margins to average in the mid-teens for the full year with an improving trend as the year progresses.

In coastal marine, Kirby expects modestly improved customer demand through the balance of the year with barge utilization in the low to mid-90% range. Rates are expected to continue slowly improving, though meaningful gains remain challenged by underutilized barge capacity across the industry. Revenues and operating margins are expected to be impacted by an approximate doubling of planned shipyard maintenance days with ballast water treatment installations on certain vessels. For the full year, coastal revenues are expected to be flat compared to 2022. Coastal operating margins are expected to be near break-even to low single digits on a full year basis.

In distribution and services, favorable oilfield fundamentals and steady demand in commercial and industrial are expected to continue throughout 2023. In the oil and gas market, high commodity prices, stable rig counts, and growing well completions activity are expected to yield strong demand for OEM products, parts, and services in the distribution business. In manufacturing, the Company expects demand for environmentally friendly pressure pumping and e-frac power generation equipment to remain strong, with new orders and increased deliveries of new equipment during the year. Supply chain issues and long lead times are expected to persist in the near-term, contributing to some volatility as deliveries of new products shift between quarters and into 2024. In commercial and industrial, strong markets are expected to help drive full year revenue growth in the low double-digit percentage range, with increased activity in power generation, marine repair, and on-highway. Overall, the Company expects segment revenues to grow 10% to 20% on a full year basis with operating margins in the mid to high-single digits.

Kirby expects to generate net cash provided from operating activities of $480 million to $580 million in 2023. 2023 capital spending is expected to range between $300 to $380 million. Up to approximately $40 million is associated with the construction of new inland equipment, and approximately $240 million is associated with marine maintenance capital and improvements to existing inland and coastal marine equipment, including ballast water treatment systems on some coastal vessels, and facility improvements. The balance of up to approximately $100 million largely relates to new machinery and equipment and facility improvements in distribution and services, as well as information technology projects in corporate.

Conference Call

A conference call is scheduled for 7:30 a.m. Central Standard Time today, Thursday, April 27, 2023, to discuss the 2023 first quarter performance as well as the outlook for 2023. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at www.kirbycorp.com. For listeners who wish to participate in the question and answer session via telephone, please pre-register at Kirby Earnings Call Registration. All registrants will receive dial-in information and a PIN allowing them to access the live call. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures

The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release additionally includes a non-GAAP financial measure, free cash flow, which Kirby defines as net cash provided by operating activities less capital expenditures. A reconciliation of free cash flow with GAAP is included in this press release. Kirby uses free cash flow to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable marine transportation performance measures for the 2022 year and quarters are available in the Investor Relations section of Kirby’s website, www.kirbycorp.com, under Financials.

Forward-Looking Statements

Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including adverse economic conditions, industry competition and other competitive factors, adverse weather conditions such as high water, low water, tropical storms, hurricanes, tsunamis, fog and ice, tornados, COVID-19 or other pandemics, marine accidents, lock delays, fuel costs, interest rates, construction of new equipment by competitors, government and environmental laws and regulations, and the timing, magnitude and number of acquisitions made by the Company. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2022.

About Kirby Corporation

Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, and coastwise along all three United States coasts. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and genuine replacement parts for engines, transmissions, reduction gears, electric motors, drives, and controls, specialized electrical distribution and control systems, energy storage battery systems, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, high capacity lift trucks, and refrigeration trailers for use in a variety of industrial markets. For the oil and gas market, Kirby manufactures and remanufactures oilfield service equipment, including pressure pumping units, and manufactures electric power generation equipment, specialized electrical distribution and control equipment, and high capacity energy storage/battery systems for oilfield customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Three Months
	2023	2022
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$412,495	$355,536
Distribution and services	337,949	255,246
Total revenues	750,444	610,782

Costs and expenses:
Costs of sales and operating expenses	542,080	450,618
Selling, general and administrative	88,849	75,765
Taxes, other than on income	9,186	9,590
Depreciation and amortization	51,109	49,964
Gain on disposition of assets	(2,230)	(4,849)
Total costs and expenses	688,994	581,088
Operating income	61,450	29,694
Other income	6,443	4,308
Interest expense	(13,221)	(10,203)
Earnings before taxes on income	54,672	23,799
Provision for taxes on income	(14,051)	(6,213)
Net earnings	40,621	17,586
Net (earnings) loss attributable to noncontrolling interests	77	(152)
Net earnings attributable to Kirby	$40,698	$17,434
Net earnings per share attributable to Kirby common stockholders:
Basic	$0.68	$0.29
Diluted	$0.68	$0.29
Common stock outstanding (in thousands):
Basic	59,978	60,173
Diluted	60,272	60,463

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Three Months
	2023	2022
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$40,698	$17,434
Interest expense	13,221	10,203
Provision for taxes on income	14,051	6,213
Depreciation and amortization	51,109	49,964
	$119,079	$83,814

Capital expenditures	$73,199	$35,075
Acquisitions of businesses	$—	$3,900

	March 31, 2023	December 31, 2022
	(unaudited, $ in thousands)
Cash and cash equivalents	$26,699	$80,577
Long-term debt, including current portion	$1,079,641	$1,079,618
Total equity	$3,085,140	$3,045,168
Debt to capitalization ratio	25.9%	26.2%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Three Months
	2023	2022
	(unaudited, $ in thousands)
Marine transportation revenues	$412,495	$355,536

Costs and expenses:
Costs of sales and operating expenses	282,023	254,359
Selling, general and administrative	34,987	32,336
Taxes, other than on income	7,307	7,820
Depreciation and amortization	45,142	44,086
Total costs and expenses	369,459	338,601

Operating income	$43,036	$16,935
Operating margin	10.4%	4.8%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	Three Months
	2023	2022
	(unaudited, $ in thousands)
Distribution and services revenues	$337,949	$255,246

Costs and expenses:
Costs of sales and operating expenses	259,864	196,519
Selling, general and administrative	49,197	41,922
Taxes, other than on income	1,851	1,728
Depreciation and amortization	4,245	4,106
Total costs and expenses	315,157	244,275

Operating income	$22,792	$10,971
Operating margin	6.7%	4.3%

OTHER COSTS AND EXPENSES

	Three Months
	2023	2022
	(unaudited, $ in thousands)
General corporate expenses	$6,608	$3,061

Gain on disposition of assets	$(2,230)	$(4,849)

ONE-TIME CHARGES

The 2023 first quarter GAAP results include certain one-time charges. The following is a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, for earnings before tax (pre-tax), net earnings attributable to Kirby (after-tax), and diluted earnings per share (per share):

	First Three Months 2023
	Pre-Tax	After-Tax	Per Share
	(unaudited, $ in millions except per share amounts)
GAAP earnings	$54.7	$40.7	$0.68
Costs related to strategic review and shareholder engagement	3.0	2.4	0.04
IRS refund interest income	(2.7)	(2.2)	(0.04)
Earnings, excluding one-time items(2)	$55.0	$40.9	$0.68

RECONCILIATION OF FREE CASH FLOW

The following is a reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow(2):

	Three Months
	2023	2022(3)
	(unaudited, $ in millions)
Net cash provided by operating activities	$16.5	$32.2
Less: Capital expenditures	(73.2)	(35.1)
Free cash flow(2)	$(56.7)	$(2.9)

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Three Months
	2023	2022
Inland Performance Measurements:
Ton Miles (in millions) (4)	3,440	3,168
Revenue/Ton Mile (cents/tm) (5)	9.8	8.8
Towboats operated (average) (6)	282	263
Delay Days (7)	4,125	3,137
Average cost per gallon of fuel consumed	$3.31	$2.50

Barges (active):
Inland tank barges	1,043	1,025
Coastal tank barges	29	30
Offshore dry-cargo barges	4	4
Barrel capacities (in millions):
Inland tank barges	23.2	22.9
Coastal tank barges	3.0	3.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, and depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in calculating performance compensation pursuant to Kirby’s annual incentive plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings before taxes on income, excluding one-time items; net earnings attributable to Kirby, excluding one-time items; and diluted earnings per share, excluding one-time items. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Kirby also uses free cash flow, which is defined as net cash provided by operating activities less capital expenditures, to assess and forecast cash flow and to provide additional disclosures on the Company’s liquidity. Free cash flow does not imply the amount of residual cash flow available for discretionary expenditures as it excludes mandatory debt service requirements and other non-discretionary expenditures. These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with Kirby’s GAAP financial information.
(3)
See Kirby’s annual report on Form 10-K for the year ended December 31, 2022 and its quarterly report on Form 10-Q for the quarter ended March 31, 2022 for amounts provided by (used in) investing and financing activities.
(4)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(5)
Inland marine transportation revenues divided by ton miles. Example: First quarter 2023 inland marine transportation revenues of $337.9 million divided by 3,440 million inland marine transportation ton miles = 9.8 cents.
(6)
Towboats operated are the average number of owned and chartered towboats operated during the period.
(7)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.